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                                                                    Exhibit 23.2

We have issued our reports dated February 2, 2000 and February 1, 2001, accompanying the financial statements of Wattage Monitor Inc. included in the Annual Reports on Forms 10-KSB for the years ended December 1999 and 2000 respectively, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reported and to the use of our name as it appears under the caption "Experts."

/S/ Grant Thornton LLP
Grant Thornton LLP


Reno, Nevada
May 18, 2001